UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D. C. 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

January 21, 2005
Date of Report (Date of earliest event reported)

Matria Healthcare, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

0-20619         58-2205984
(Commission File Number)    (IRS Employer Identification No.)

1850 Parkway Place, Marietta, GA    30067
(Address of Principal Executive Offices) (Zip Code)

        770-767-4500
(Registrant's Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

*    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

*    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

*    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

*    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

As described below under Item 2.03 of this Current Report, on January 21, 2005, Matria Healthcare, Inc., formerly Matria Holding Company, Inc. (the "Corporation") entered into a Guarantee in favor of HFG Healthco-4 LLC (the "Lender") and a Pledge Agreement with the Lender to secure its obligations under the Guarantee. Both the Guarantee and the Pledge Agreement are attached to this Current Report as Exhibit 10.1 and 10.2, respectively.

Item 2.03. Creation of a Direct Financial Obligation.

In connection with the corporate reorganization (the "Reorganization") described in the Corporation’s Current Report on From 8-K previously filed on January 6, 2005, the Corporation, the Lender, Matria Women’s and Children’s Health, Inc. and certain other of the Corporation’s subsidiaries entered into a Sixth Amendment and Consent, dated December 31, 2004, to the Loan and Security Agreement dated as of October 22, 2002 (the "Credit Facility"), whereby the Lender consented to the transactions contemplated by the Reorganization (the "Amendment").

On January 21, 2005, pursuant to the terms of the Amendment, the Corporation entered into a guarantee with respect to the obligations of Matria Women’s and Children’s Health, Inc. and certain of the Corporation’s other subsidiaries under the Credit Facility. Additionally, to secure its obligations under the guarantee, the Corporation entered into a pledge agreement whereby the Corporation pledged to the Lender its 100% equity interest in Matria Women’s and Children’s Health, Inc. The Credit Facility has a borrowing capacity of the lesser of $35.0 million or 80% of the eligible accounts receivable. As of the date of this Current Report, no amounts were outstanding under the Credit Facility.

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Matria Healthcare, Inc.

Date: January 27, 2005	By:	/s/ Parker H. Petit
Parker H. Petit
Title: Chairman and Chief Executive Officer

EXHIBIT INDEX

Exhibit Number	Description of Exhibits

10.1	Guarantee, dated as of January 21, 2005, by Matria Healthcare, Inc. in favor of HFG Healthco-4 LLC.

10.2	Pledge Agreement, dated as of January 21, 2005, between Matria Healthcare, Inc. and HFG Healthco-4 LLC.